Exhibit 5.3

[LETTERHEAD OF LOYENS & LOEFF LUXEMBOURG SARL]

Ingersoll–Rand plc
170/175 Lakeview Drive
Airside Business Park
Swords, Co. DUBLIN
Ireland

March 21, 2019
Dear Sirs,
Ingersoll–Rand Luxembourg Finance S.A. – Form S-3 Registration Statement

1	INTRODUCTION

1.1
We have acted as Luxembourg counsel for (i) Ingersoll–Rand Luxembourg Finance S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 189791 (IR Lux) and (ii) Ingersoll–Rand Lux International Holding Company S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 182971 (Lux International, together with IR Lux, the Companies).

This legal opinion (the Opinion) is furnished to you in connection with the issuance of (a) $400,000,000 principal amount of 3.500% Unsecured Senior Notes due 2026 (the 2026 Notes), (b) $750,000,000 principal amount of 3.800% Unsecured Senior Notes due 2029

(the 2029 Notes) and (c) $350,000,000 principal amount of 4.500% Unsecured Notes due 2049 (the 2049 Notes and together with the 2026 Notes and the 2029 Notes, the Notes) issued by IR Lux and unconditionally guaranteed by Ingersoll-Rand public limited company, Ingersoll-Rand Irish Holdings Unlimited Company, Ingersoll-Rand Global Holding Company Limited, Ingersoll-Rand Company and Lux International (the Guarantors).

2	SCOPE OF INQUIRY

2.1	For the purpose of this Opinion, we have examined executed copies the following documents (the Opinion Documents):

(a)	the base indenture governed by the laws of the State of New York (USA), dated February 21, 2018, entered into by and among IR Lux, the Guarantors and Wells

Fargo Bank, National Association, as trustee, registrar, paying agent and transfer agent (the Indenture);

(b)
the fourth supplemental indenture, dated as March 21, 2019, relating to the 2026 Notes and the fifth supplemental indenture, dated as of March 21, 2019, relating to the 2029 Notes, and the sixth supplemental indenture, dated as of March 21, 2019, relating to the 2049 Notes (the Supplemental Indentures);

(c)	four global notes representing the Notes, dated March 21, 2019 (the Global Notes);

2.2	We have also examined a copy of the following documents:

(a)
the articles of association of IR Lux, as enacted in the notarial deed of incorporation dated August 21, 2014 and drawn up by Maître Francis Kesseler, Notary then residing in Esch-sur-Alzette, Grand Duchy of Luxembourg (IR Lux Articles);

(b)
the consolidated articles of association of Lux International as at January 5, 2018, as drawn up by Maître Henri Beck, Notary residing in Echternach, Grand Duchy of Luxembourg (the Lux International Articles, together with the IR Lux Articles, the Articles);

(c)
the resolutions of the directors of the IR Lux, as set out in the minutes of the meetings of the board of directors of IR Lux held on March 18, 2019, pertaining to the Opinion Documents (the IR Lux Board Resolutions);

(d)
the resolutions of the managers of Lux International, as set out in the minutes of the meeting of the board of managers of Lux International held on March 18, 2019, pertaining to the Opinion Documents (the Lux International Board Resolutions, together with the IR Lux Board Resolutions, the Board Resolutions);

(e)	excerpts pertaining to IR Lux and Lux International delivered by the RCS and dated March 21, 2019 (the Excerpts); and

(f)
certificates of absence of judicial decisions (certificat de non-inscription d’une décision judiciaire) pertaining to IR Lux and Lux International, delivered by the RCS on the date of this Opinion with respect to the situation of IR Lux and Lux International as at one day prior to date of this Opinion (the RCS Certificates).

3	ASSUMPTIONS
We have assumed the following:

3.1
the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

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3.2	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Opinion Documents (and any documents in connection therewith);

3.3
the Articles and the Board Resolutions are in full force and effect, have not been amended, rescinded, revoked or declared null and void, and there has been no change in the respective board of managers of the Companies;

3.4	the information contained in the Excerpts and the RCS Certificates is true and accurate at the date of this Opinion;

3.5
the due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than Luxembourg law) in connection with the Opinion Documents (and any documents in connection therewith); and

3.6	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on this Opinion.

4	OPINION
Based upon the assumptions made above and subject to the qualifications set out below and any factual matter not disclosed to us, we are of the following opinion:

4.1	IR Lux is a public limited liability company (société anonyme), incorporated and validly existing under Luxembourg law for an unlimited duration.

4.2	Lux International is a private limited liability company (société à responsabilité limitée), incorporated and validly existing under Luxembourg law for an unlimited duration.

4.3	The Companies have the corporate power to enter into and perform the obligations expressed to be assumed by it under the Opinion Documents.

4.4
The Opinion Documents have been duly authorised by all requisite corporate action on the part of the Companies respectively and the Opinion Documents have been duly executed and delivered by the Companies.

5	QUALIFICATIONS
This Opinion is subject to the following qualifications:

5.1
Our Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a

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temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

5.2
Our opinion that the Companies exist validly is based on the Articles, the Excerpts and the RCS Certificates (which confirms in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS). The Articles, the Excerpts and the RCS Certificates are, however, not capable of revealing conclusively whether or not the Companies are subject to any Insolvency Proceedings.

6	MISCELLANEOUS

6.1
This Opinion is as of this date and is given on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

6.2	This Opinion is strictly limited to the Opinion Documents and the matters expressly set forth therein. No other opinion is, or may be, implied or inferred therefrom.

6.3
This Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any action or claim in relation to it can be brought exclusively before the Luxembourg courts.

6.4
This Opinion is issued by Loyens & Loeff Luxembourg SARL. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff Luxembourg SARL cannot be held liable in any manner whatsoever.

6.5
This Opinion is given to you solely for your benefit in connection with the Opinion Documents. It may be disclosed to your legal advisers but for information purposes only. This Opinion may not be relied upon by anyone else and it may not be quoted or referred to in any public document, or filed with any authority or other person without our written consent.

6.6
Notwithstanding the above, we consent to the filing of this opinion as an exhibit to the current report on Form 8-K of Ingersoll-Rand plc for incorporation by reference into the Form S-3 Registration Statement filed by the Companies, and we further consent to the use of our name under the caption “Service of Process and Enforcement of Liabilities” in such Form S-3 Registration Statement and the prospectus that forms a part thereof.

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6.7
Notwithstanding the above, this Opinion may be disclosed to rating agencies, insofar as they wish to know that an opinion has been given and to be made aware of its terms, provided that they may not rely on this Opinion for their own benefit or that of any other person.

Yours faithfully,
Loyens & Loeff Luxembourg SARL

_/s/ Thierry Lohest___________
Thierry Lohest
Avocat à la Cour

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